Exhibit 99.1

Coeur Appoints Linda L. Adamany to Board of Directors

Kevin S. Crutchfield Nominated for Election to the Board

Coeur d’Alene, Idaho – March 12, 2013 – Coeur d’Alene Mines Corporation (the “Company” or “Coeur”) (NYSE: CDE, TSX: CDM) today announced that Linda L. Adamany has been appointed to the Company’s Board of Directors as well as the Audit Committee and the Environmental, Health, Safety and Social Responsibility (EHSSR) Committee of the Board, effective March 11, 2013. In addition, Kevin S. Crutchfield has been nominated for election to the Board at the Company’s 2013 annual meeting of shareholders to be held May 14, 2013. Upon his election, Mr. Crutchfield is expected to be appointed to the Compensation Committee and the EHSSR Committee.

Ms. Adamany is a member of the Board of Directors of AMEC plc, a multinational company that provides design, consulting and project management services for the natural resources, nuclear, clean energy, water and environmental sectors.

“We are pleased to have Linda join Coeur’s Board of Directors,” said Robert E. Mellor, Coeur’s Chairman of the Board. “With her 35 years’ experience in global industries, including as an executive and a director, Ms. Adamany brings to the Board leadership, financial and accounting expertise, familiarity with both business line and functional support areas and public company board experience.”

Mr. Crutchfield is Chairman and Chief Executive Officer of Alpha Natural Resources, Inc., a global coal company and the world’s third largest metallurgical coal supplier.

“Kevin brings 25 years of mining industry experience to the Board and we feel fortunate to have him join us,” Mellor said. “Kevin brings to the board significant experience in corporate leadership, financial and operational management, government and regulatory oversight, health and safety management, and industry expertise through his various executive roles in global natural resource businesses, in addition to experience in public company board leadership.”

Additional Information on Linda L. Adamany

Ms. Adamany is a member of the board of directors of AMEC plc, an engineering, project management and consultancy company, since October 2012; member of the board of directors of National Grid plc, an electricity and gas generation, transmission and distribution company, from November 2006 to November 2012. Ms. Adamany served at BP plc in several capacities from July 1980 until her retirement in August 2007, most recently from April 2005 to August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resource management of BP plc’s Refining & Marketing segment, a $45 billion business at the time. Ms. Adamany also served BP plc as Executive Assistant to the Group Chief Executive from October 2002 to March 2005 and Chief Executive, BP Shipping from October 1999 to September 2002. Ms. Adamany is a CPA and holds a Bachelor of Science in Business Administration with a major in Accounting, awarded Magna cum Laude from John Carroll University.

Additional Information on Kevin S. Crutchfield

Mr. Crutchfield is the Chairman and Chief Executive Officer of Alpha Natural Resources, Inc. (NYSE:ANR). He has been with Alpha Natural Resources since its formation in 2003, serving as Executive Vice-President, President, Director, Chief Executive Officer and most recently the additional responsibility of Chairman. Mr. Crutchfield is a 25-year coal industry veteran with technical, operating and executive management experience and is currently the Vice Chairman of the National Mining Association and the American Coalition for Clean Coal Electricity. Prior to

joining Alpha, he was President of Coastal Coal Co., LLC and Vice President of El Paso Corp. From 2000 to 2001, he served as President and CEO of AMVEST Minerals Corp. and President of the parent company, AMVEST Corp. Earlier in his career, he held senior management positions at Pittston Coal Co. and Cyprus Amax Coal Co, including a period in Australia as Chairman of Cyprus Australia Coal Corporation.

About Coeur

Coeur d’Alene Mines Corporation is the largest U.S.-based primary silver producer and a growing gold producer. The Company has four precious metals mines in the Americas generating strong production, sales and cash flow in continued robust metals markets. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. The Company also owns a non-operating interest in a low-cost mine in Australia, and conducts ongoing exploration activities in Mexico, Argentina, Nevada, Alaska and Bolivia.

For Additional Information:

Wendy Yang, Vice President, Investor Relations

(208) 665-0345

Stefany Bales, Director, Corporate Communications

(208) 667-8263

www.coeur.com

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